Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record Sales and Earnings

Global Safety Equipment Manufacturer Continues Strong Performance

•	Net Sales Increase 17%

•	Net Income Up 32%

PITTSBURGH, May 5, 2005 – MSA (NYSE) today announced that net sales for the first quarter of 2005 were $228.0 million, compared with $194.5 million for the first quarter of 2004, an increase of $33.5 million, or 17 percent. Net income for the first quarter of 2005 improved $5.2 million, or 32 percent, to $21.4 million, or 57 cents per diluted share, compared with $16.1 million, or 43 cents per diluted share, for the same quarter last year.

North American segment sales increased $18 million in the first quarter of 2005, primarily due to strong shipments of Advanced Combat Helmets to the U.S. military. Local currency sales in MSA’s European and International segments improved approximately $6.1 million and $5.3 million, respectively, in the first quarter of 2005. Nearly half of the sales increase in Europe was attributable to MSA Sordin, a leading manufacturer of hearing protection devices for industrial, law enforcement and military markets, which the company acquired in June of last year.

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European segment sales during the current quarter also benefited from successful MSA initiatives and the shipment of several large breathing apparatus orders for the fire service and police markets. Within MSA’s International segment, local currency sales growth occurred primarily in Australia, Brazil and South Africa. Approximately $2.9 million and $1.3 million of the current quarter increases in European and International segment sales, respectively, when stated in U.S. dollars, were due to the favorable translation effects of stronger local currencies. Net income increased substantially in all three geographic segments, primarily due to the previously-discussed sales growth.

“It is very pleasing to report our highest quarterly sales and net income from regular operations ever,” said John T. Ryan III, MSA Chairman and CEO. “Although our income was higher in the third quarter of 2003, those results included a one-time gain on the sale of a discontinued business. Our current quarter results reflect MSA’s continued focus on identifying promising markets and developing innovative products that anticipate end-user needs around the world. While our North American segment continues to perform at record levels, the substantial growth in all of our segments during the current quarter is particularly encouraging,” Mr. Ryan continued. “We are focused on growing our European and International businesses through global new product development, selected acquisitions, and major sales and marketing efforts in promising new geographical markets, particularly in Eastern Europe and Asia.”

“In the U.S., military and homeland security markets have been excellent for us in recent years, and we are working to further strengthen our position in those key areas. With our global focus, I believe that we are well positioned to respond to the heightened commitment to worker safety throughout the world,” Mr. Ryan concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has more than 30 international locations. Additional information is available on the company’s Web site at http://www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are timing and market acceptance of new products, the company’s ability to fulfill order backlogs, the timing and ability to obtain military contracts, delays in obtaining raw materials, the economic environment and interest and currency exchange rates. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. Our SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Condensed Consolidated Statement of Income (Unaudited)

(In thousands, except earnings per share and shares outstanding)

	Three Months Ended March 31
	2005	2004
Net sales	$228,048	$194,490
Other income	1,332	786
Cost of products sold	134,680	112,687
Selling, general and administrative	53,558	50,194
Research and development	5,680	5,215
Interest	1,218	514
Currency exchange losses	615	667
Income before income taxes	33,629	25,999
Provision for income taxes	12,276	9,861

Net income	21,353	16,138

Basic earnings per common share	$.58	$.44
Diluted earnings per common share	$.57	$.43
Average number of common shares outstanding (basic)	36,485,575	36,963,548

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Mine Safety Appliances Company

Condensed Consolidated Balance Sheet

(In thousands)

	March 31 2005	December 31 2004
	(Unaudited)
Current assets
Cash and cash equivalents	$59,446	$76,545
Trade receivables, net	168,501	161,584
Inventories	126,090	124,846
Other current assets	30,046	34,685

Total current assets	384,083	397,660

Property, plant and equipment, net	119,298	123,716
Prepaid pension cost	133,929	131,496
Goodwill	48,796	49,495
Other non-current assets	30,581	31,743

Total	716,687	734,110

Current liabilities
Notes payable and current portion of long-term debt	$29,805	$6,378
Accounts payable	42,906	40,705
Other current liabilities	79,097	79,984

Total current liabilities	151,808	127,067

Long-term debt	54,283	54,463
Pension and other employee benefits	80,912	83,628
Deferred tax liabilities	75,202	76,704
Other non-current liabilities	13,686	14,637
Shareholders’ equity	340,796	377,611

Total	716,687	734,110

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended March 31
	2005	2004
Net Sales
North America	$147,661	$129,630
Europe	48,341	39,386
International	32,046	25,474

Total	228,048	194,490

Net income
North America	$15,942	$13,782
Europe	4,196	1,832
International	1,791	1,130
Reconciling	(576)	(606)

Total	21,353	16,138

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